Exhibit 5.1

January 20, 2021

TD Holdings, Inc.

25th Floor, Block C, Tairan Building

No. 31 Tairan 8th Road, Futian District

Shenzhen, Guangdong, PRC 518000

Re: Registration Statement on Form S-3 (File No. 333-239757)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the Company’s registration statement on Form S-3 (File No. 333-239757) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the base prospectus dated July 8, 2020 (the “Base Prospectus”) and the prospectus supplement dated January 19, 2021 (collectively with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by TD Holdings, Inc. (the “Company”) up to 15,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share. We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus.

We have acted as counsel for the Company in connection with the preparation of the Prospectus. For purposes of this opinion letter, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. We assume no obligation to update or supplement the opinion set forth herein to reflect any changes of law or fact that may occur.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC
Hunter Taubman Fischer & Li LLC

www.htflawyers.com | info@htflawyers.com

800 Third Avenue, Suite 2800, New York, NY 10022 | Office: (212) 530-2210 | Fax: (212) 202-6380